                                                                    EXHIBIT 21.1

Subsidiaries

As of October 31, 1996, the Companies subsidiaries were:

The Lamar Corporation
Interstate Logos, Inc.
Lamar Advertising of Colorado Springs, Inc.
Lamar Advertising of Jackson, Inc.
Lamar Advertising of Mobile, Inc.
Lamar Advertising of South Georgia, Inc.
Lamar Advertising of South Mississippi, Inc.
Pensacola Transit, Inc.
Texas General Partner, Inc.
Texas Limited Partnership
Tennessee Limited Partner, Inc.
Tennessee Limited Partnership
Tennessee Limited Partnership II
TLC Properties, Inc.
Lamar Air, LLC
PCS, Inc.
Missouri Logo, Inc.
Nebraska Logos, Inc.
Oklahoma Logos, Inc.
Utah Logos, Inc.
Ohio Logos, Inc.
Texas Logos, Inc.
Mississippi Logos, Inc.
Georgia Logos, Inc.
South Carolina Logos, Inc.
Virginia Logos, Inc.
Minnesota Logos, Inc.
New Jersey Logos, Inc.
Michigan Logos, Inc.
Tennessee Logos, Inc.
Kansas Logos, Inc.